UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________
FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2018

TG Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor
New York, New York 10014
(Address of Principal Executive Offices)

(212) 554-4484
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Exclusive License Agreement

On January 8, 2018 (the “Effective Date”), TG Therapeutics, Inc. (the “Company”) entered into a global exclusive license agreement (the “Agreement”) with Jiangsu Hengrui Medicine Co. (“Jiangsu”) to acquire worldwide intellectual property rights and for the research, development, manufacturing, and commercialization of products containing or comprising of any of Jiangsu’s Bruton’s Tyrosine Kinase inhibitors containing the compounds of either SHR-1459 (EBI-1459) or SHR-1266 (EBI-1266). Pursuant to the Agreement, the Company will pay Jiangsu an upfront fee of $1,000,000 payable in Company stock. Jiangsu is eligible to receive milestone payments totaling approximately $350,000,000 upon and subject to the achievement of certain milestones. Various provisions allow for payments in conjunction with the Agreement to be made in cash or Company stock, while others limit the form of payment. Royalty payments in the low double digits are due on net sales of licensed products and revenue from sublicenses. Additionally, prior to the Company agreeing to license, sell, develop, or commercialize ublituximab (TG-1101) within China, the Company shall notify Jiangsu, giving Jiangsu the right of first offer.

The term of the Agreement expires after the expiration of the last royalty term to expire with respect to any of the patent rights under the Agreement. Either the Company or Jiangsu may terminate the Agreement upon notice to the other upon breach without remedy or upon insolvency. In addition, either party may terminate the Agreement upon the happening of a material breach, after providing the other party with adequate notice and allowing 45 days to cure.

The summary of the agreement set forth above does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such agreement. We intend to file the Agreement as an exhibit to our next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: January 8, 2018
By: /s/ Sean A. Power
Sean A. Power
Chief Financial Officer